Exhibit 99

FARREL             NEWS

FARREL CORPORATION
25 Main Street                                    For immediate release
Ansonia, CT  06401                                CONTACT: WALTER C. LAZARCHECK
(203) 736-5500                                    TELEPHONE:  (203) 736-5500

                FARREL CORPORATION REPORTS THIRD QUARTER RESULTS
                ------------------------------------------------

ANSONIA, CONNECTICUT, November 12, 2003 - Farrel Corporation (OTC Bulletin
Board: FARL) reported a net loss of $114,000, equivalent to $0.02 per share, on sales of $11.3 million for the quarter ended September 28, 2003, compared to net income of $348,000, equivalent to $0.07 per share on sales of $12.7 million for the quarter ended September 29, 2002.

For the nine months ended September 28, 2003, the Company reported a net loss of $1,223,000, equivalent to $0.23 per share, on sales of $35,206,000, compared to a net loss of $879,000, equivalent to $0.17 per share, on sales of $29,696,000, for the nine months ended September 29, 2002.

Firm order backlog was $24.4 million at September 28, 2003, compared to $21.3 million at December 31, 2002, and $30.2 million at September 29, 2002. Firm backlog was approximately $23.3 million at November 7, 2003.

For additional information on the Company's financial results for the three month and nine month periods ended September 28, 2003, refer to the Company's Form 10-Q filed today with the Securities and Exchange Commission.

Farrel Corporation is a leading designer and manufacturer of machinery used to process rubber and plastic materials. The Company's products include BANBURY(R) and INTERMIX(R) mixers, continuous mixers, single and twin screw extruders, plastic compounders, pelletizers, gear pumps and mills. Farrel also provides repair, refurbishment and machinery upgrade services.

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                               FARREL CORPORATION
                              FINANCIAL HIGHLIGHTS

                                                Quarter Ended
                               September 28, 2003            September 29, 2002
                               ------------------            ------------------

Net Sales                            $11,325,000                 $12,676,000

Net Income (Loss)                      ($114,000)                   $348,000

Net Income (Loss) Per Share               $(0.02)                      $0.07

                                              Nine Months Ended
                               September 28, 2003            September 29, 2002
                               ------------------            -------------------

Net Sales                            $35,206,000                 $29,696,000

Net (Loss)                           ($1,223,000)                  ($879,000)

Net (Loss) Per Share                      ($0.23)                     ($0.17)

                                                   As of
                               September 28, 2003            December 31, 2002
                               ------------------            -------------------

Stockholders' Equity                 $12,997,000                 $14,523,000